Exhibit (d)(2)(xxxxi)
ADDENDUM TO PORTFOLIO MANAGEMENT AGREEMENT
Allianz Global Investors Fund Management LLC
1633 Broadway
New York, New York 10019
June 19, 2013
Allianz Global Investors U.S. LLC
600 West Broadway
San Diego, CA 92101

Re:	AllianzGI Small-Cap Blend Fund
Ladies and Gentlemen:
This will confirm the agreement between Allianz Global Investors Fund Management LLC (the “Adviser”) and Allianz Global Investors U.S. LLC (formerly, Allianz Global Investors Capital LLC) (the “Portfolio Manager”) as follows:
     1. Allianz Funds (the “Trust”) is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. AllianzGI Small-Cap Blend Fund (the “Additional Fund”) is a separate investment portfolio of the Trust.
     2. The Adviser and Nicholas-Applegate Capital Management LLC (the “Prior Portfolio Manager”) entered into a Portfolio Management Agreement between the Adviser and the Prior Portfolio Manager dated July 19, 2002 (as from time to time in effect, the “Agreement”), pursuant to which the Adviser retained the Prior Portfolio Manager to provide portfolio management and other services specified in the Agreement to certain series of the Trust. Under a Novation of Portfolio Management Agreement dated August 25, 2010 among the Adviser, the Trust, the Prior Portfolio Manager and the Portfolio Manager, the Portfolio Manager was substituted for the Prior Portfolio Manager as a party to the Agreement and agreed to assume all rights, responsibilities and obligations of the Prior Portfolio Manager under the Agreement.
     3. As provided in paragraph 1 of the Agreement, the Adviser hereby appoints the Portfolio Manager to serve as Portfolio Manager with respect to the Additional Fund, and the Portfolio Manager accepts such appointment, the terms and conditions of such employment to be governed by the Agreement, which is hereby incorporated herein by reference.
     4. As provided in paragraph 5 of the Agreement and subject to further conditions set forth therein, the Adviser shall with respect to the Additional Fund pay the Portfolio Manager a monthly fee at the following annual rate based upon the average daily net assets of the Additional Fund:

1

Fund	Fee Rate
AllianzGI Small-Cap Blend Fund	0.55%
     5. This Addendum and the Agreement shall take effect with respect to the Additional Fund as of the date hereof, and shall remain in effect, unless sooner terminated as provided in the Agreement and herein, with respect to the Additional Fund for a period of two years following such effective date. This Addendum and the Agreement shall continue thereafter on an annual basis with respect to the Additional Fund provided that such annual continuance is specifically approved at least annually (a) by vote of a majority of the Board of Trustees of the Trust, or (b) by vote of a majority of the outstanding voting securities (as such term is defined in the Investment Company Act of 1940 and the rules and regulations thereunder, as amended from time to time (the “1940 Act’)) of the Additional Fund, and that provided continuance is also approved by vote of a majority of the Board of Trustees of the Trust who are not parties to this Addendum or the Agreement or “interested persons” (as such term is defined in the 1940 Act) of the Trust, the Adviser, or the Portfolio Manager, cast in person at a meeting called for the purpose of voting on such approval. This Addendum and the Agreement may not be materially amended with respect to the Additional Fund without a majority vote of the outstanding voting securities (as such term is defined in the 1940 Act) of the Additional Fund, except to the extent permitted by any exemption or exemptions that may be granted upon application to the Securities and Exchange Commission (the “SEC”) or by any applicable SEC rule.
     This Addendum and the Agreement may be terminated:
     (a) by the Trust at any time with respect to the services provided by the Portfolio Manager, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Trust or, with respect to the Additional Fund, by vote of a majority of the outstanding voting securities of the Additional Fund, on 60 days’ written notice to the Portfolio Manager;
     (b) by the Portfolio Manager at any time, without the payment of any penalty, upon 60 days’ written notice to the Adviser;
     (c) by the Adviser at any time, without the payment of any penalty, upon 60 days’ written notice to the Portfolio Manager.
     However, any approval of this Addendum and the Agreement by the holders of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Additional Fund shall be effective to continue this Addendum and the Agreement with respect to the Additional Fund notwithstanding (a) that this Addendum and the Agreement have not been approved by the holders of a majority of the outstanding shares of any other investment portfolio of the Trust or (b) that this Addendum and the Agreement have not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. This Addendum and the Agreement will terminate automatically with respect to the services provided by the Portfolio Manager in the event of its assignment, as that term in defined in the 1940 Act, by the Portfolio Manager.
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If the foregoing correctly sets forth the agreement between the Adviser and the Portfolio Manager, please so indicate by signing and returning to the Advisor the enclosed copy hereof.
Very truly yours,
Allianz Global Investors Fund Management LLC

By:	/s/ Brian S. Shlissel
	Name:	Brian S. Shlissel
	Title:	Managing Director

ACCEPTED:

Allianz Global Investors U.S. LLC

By: Name:	/s/ David Owen David Owen
Title:	Director and Chief Legal Officer